Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162660) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Western Wage Agreements 401(k) Plan of Chevron Mining, Inc. of our report dated June 24, 2014, with respect to the financial statements and supplemental schedule of CMI Western Wage Agreements 401(k) Plan included in the Annual Report (Form 11-K) as of December 31, 2013 and for the year then ended.

/s/ Morris Davis Chan & Tan LLP
Oakland, California
June 24, 2014